Exhibit 10.7

AMENDMENT TO THE IES INDUSTRIES INC. AMENDED AND
RESTATED KEY EMPLOYEE DEFERRED COMPENSATION AGREEMENT
WHEREAS, IE Industries Inc. and, as amended, IES Industries Inc. (the “Company”, including its wholly owned subsidiaries), has established a Key Employee Deferred Compensation Agreement, which agreement was amended and restated as of the first day of July, 1990 (the “Amended Agreement”); and
WHEREAS, the Chief Executive Officer has reviewed the level of interest credited to participant accounts and the level of interest available to participants on optional investments in the financial markets and recommends the rate credited to participants be reduced to nine percent (9%),
WHEREAS, the Executive Committee of the Board of Directors has reviewed the Chief Executive Officer’s recommendations and has resolved that the interest rate credited under the Plans be changed effective July 1, 1993 in accordance with the following amendments;
NOW, THEREFORE, the Amended Agreement is amended as follows:
1.    Sections 1.4, 4.2, 4.3, 4.6 and 12.
Each Section cited above provides for an interest rate on Actual Deferrals of eleven percent (11%). By this Amendment, that rate is deleted and the following substituted therefore:
i)    eleven percent (11%) for Actual Deferrals made prior to July 1, 1993, and
ii)    nine percent (9%) for Actual Deferrals made on or after July 1, 1993.
2.    This Amendment is executed in the name of IES Industries Inc. to reflect the corporate name change from IE Industries Inc. to IES Industries Inc.
3.    Except as set forth in this Amendment, the remaining terms of the Amended Agreement shall remain in full force and effect.
The Company adopts this Amendment to the Amended Agreement effective as of the 1st day of July, 1993.

IES INDUSTRIES INC.
By /s/ Lee Liu

AMENDMENT TO IE INDUSTRIES INC. AMENDED AND RESTATED KEY EMPLOYEE DEFERRED COMPENSATION AGREEMENT
WHEREAS, IE Industries Inc. (the “Company”, including its wholly owned subsidiaries), has established a Key Employee Deferred Compensation Agreement, which agreement was amended and restated as of the 1st day of July, 1990 (the “Amended Agreement”); and
WHEREAS, one of the primary purposes of adopting the Amended Agreement was to define a Participant’s Retirement Date as age sixty-two (62) instead of age sixty-five (65) and to provide different alternatives for the payment of benefits at the Participant’s Retirement Date; and
WHEREAS, because of administrative concerns on permitting a Participant the right to change alternatives for the payment of benefits on amounts deferred prior to the Amended Agreement and in order to allow the Company time to consider the administrative concerns, the Amended Agreement specifically provided that a Participant could not change his Option for Payment of Benefits for deferrals made prior to the effective date of the Amended Agreement or the date payments would commence for such prior deferrals; and
WHEREAS, the administrative concerns have been resolved and the Company, to achieve one of the original purposes of the Amended Agreement, wishes to amend the Amended Agreement to permit a Participant the right each year (except the year in which the Participant attains his or her Retirement Date, as defined in the Amended Agreement) to change any previously selected Option For Payment of Benefits.
NOW, THEREFORE, the Amended Agreement is amended as follows:
l.    The last full sentence of Section 1.4 of the Amended Agreement is deleted in its entirety.
2.    Section 1.20 is deleted in its entirety and the following substituted therefore:
1.20     Option For Payment of Benefits - “Option For Payment of Benefits” shall mean the option the Participant shall have to elect to receive his Normal Benefit, as specified in the Participant’s Benefit Schedule, upon Termination of Employment on the Participant’s Retirement Date or at age 65, either in a lump sum amount or in monthly payments over sixty (60), one hundred twenty (120), or one hundred eighty (180) months. Each year the Participant shall have the right to select a different Option For Payment of Benefits for Actual Deferrals to be made during the following Deferral Period, as set forth in Section 3.7 below. In addition, the Participant shall have the right to change any previous Option For Payment of Benefits for Actual Deferrals for prior years, except no change will be allowed in the Option For Payment of Benefits for Actual Deferrals for any prior years in the year of the Participant’s Retirement Date or, any time thereafter, without the prior written consent of the Company.
3.    The first paragraph of Section 3.7 is deleted in its entirety and the following inserted in lieu thereof:
The Participant shall have the option each year during the thirty (30) day period from June 1 through the last business day of the Company for that month (the last business day shall be the last day that the executive offices of the Company are open for normal business operations) to change his Option For Payment of Benefits as to Stated Deferrals to be deferred in future Deferral Periods and to change the Option For Payment of Benefits as to Actual Deferrals to any payment option permitted under Section 1.20, subject to the restrictions set forth in Section 1.20. The Option For Payment of Benefits shall remain in effect until the Participant executes a new Option For Payment of Benefits Form, as set out in this Section 3.7.
4.    Section 4.7 is deleted in its entirety and the following is substituted therefore:
4.7    Payment of Actual Deferrals Made Prior to July 1, 1990. Participants shall have the right as to all Actual Deferrals made prior to July 1, 1990 to have such Actual Deferrals payable based on any Option For Payment Of Benefits set forth in Section 1.20 and to have such amounts payable commencing on the Participant’s Retirement Date, as defined under the Amended Agreement, or at age 65.
5.    Except as set forth in this Amendment, the remaining terms of the Amended Agreement shall remain in full force and effect.
The Company adopts this Amendment to the Amended Agreement effective as of the 1st day of June, 1991.
IE INDUSTRIES INC.
By /s/ Lee Liu

IE INDUSTRIES INC.
AMENDED AND RESTATED KEY EMPLOYEE DEFERRED COMPENSATION AGREEMENT
This Amended and Restated Key Employee Deferred Compensation Agreement is made as of this lst day of July, , by IE INDUSTRIES INC. (the “Company”, including its wholly owned subsidiaries) and those executives and key employees who were participating in the Key Employee Deferred Compensation Agreement that was in effect prior to this Amended and Restated Agreement, and those executives and key employees who become eligible to participate under the Agreement after the date above written.
WHEREAS, the Company wishes to promote in its executives and key employees (the “Participants”) increased efficiency in their work and the strongest interest in the successful operation of the Company, and to provide the Participants with benefits upon their retirement, death or other termination of employment; and
WHEREAS, the Company wishes to provide the Participants a greater degree of flexibility in determining their benefits and the payment of their benefits under this Agreement; and
WHEREAS, this Amended and Restated Agreement is made pursuant to the right of the Board of Directors of the Company to amend or terminate the Agreement at any time subject to the provisions of Section 12 of the Agreement.
NOW, THEREFORE, the IE Industries Inc. Key Employee Deferred Compensation Agreement for all current Participants and those executives and key employees who become Participants after the date of this Amended and Restated Agreement is hereby amended and restated as follows:
1.    Definitions.
1.1    Actual Deferrals - “Actual Deferrals” shall mean all amounts which have been subtracted from the Participant’s Compensation pursuant to Section 3.1.
1.2    Administrative Committee - “Administrative Committee” shall mean the Compensation Committee of the Board of Directors of IE INDUSTRIES INC.
1.3    Age - “Age” shall mean the Participant’s age nearest his birthdate.
1.4    Benefit Schedule - “Benefit Schedule” shall mean the separate schedule setting forth the Participant’s benefits under this Agreement, which Benefit Schedule is made part of this Agreement. The Benefit Schedule for the Participant shall be based on the various Options For Payment Of Benefits selected by and validly made by the Participant during his participation under this Agreement and based on Actual Deferrals by the Participant. If the Participant elects to defer any of his benefits under this Agreement until he reaches age 65 or the Participant continues his employment with the Company after his Retirement Date, the Benefit Schedule shall be adjusted to reflect earnings on such amounts at eleven (11.0%) percent per annum for the additional deferral period. The Benefit Schedule shall include the payment of any and all Actual Deferrals made prior to July 1, 1990, such Actual Deferrals to be payable under the Participant’s Normal Benefit based on monthly payments over one hundred eighty (180) months commencing at age 65.
1.5    Compensation - “Compensation” shall mean all cash remuneration due a Participant.
1.6    Deferral Election Form and Option For Payment Of Benefits Form -
a.    Deferral Election Form - “Deferral Election Form” shall mean the form attached to this Agreement and captioned “Deferral Election Form and Option For Payment Of Benefits Form” or any subsequent amended substitute provided by the Administrative Committee.
b.    Option For Payment of Benefits Form - “Option For Payment Of Benefits Form” shall mean the form attached to this Agreement and captioned “Deferral Election Form and Option For Payment Of Benefits Form,” or any subsequent amended substitute provided by the Administrative Committee, from time to time, under which the Participant elects the payment option for the payment of benefits under this Agreement based on the Participant reaching Retirement Date.
1.7    Deferral Period - “Deferral Period” shall mean the period of months during which Compensation is being deferred pursuant to Section 3, which shall be the twelve (12) month period beginning July 1 and ending June 30 of each year of this Agreement.

1.8    Disability, Disabled Employee - “Disability” or “Disabled Employee” shall mean the same as those terms are defined in the Company’s Retirement Plan.
1.9    The Plan Description of the Key Employee Deferred Compensation Agreement - “Plan Description of the Key Employee Deferred Compensation Agreement,” a copy of which is attached, is hereby incorporated in and made a part of this Agreement as though set forth in full herein.
1.10    Normal Benefit - “Normal Benefit” shall mean the normal benefit amount specified in the Benefit Schedule as adjusted from time to time to account for and reflect Actual Deferrals and changes made by the Participant in his Option For Payment Of Benefits, or such greater amount as the Administrative Committee may determine in its sole discretion.
1.11    Retirement Date - “Retirement Date” for purposes of this Agreement, shall mean the date the Participant attains the age of sixty-two (62) years.
1.12    Pre-Retirement Survivor’s Benefit - “Pre-Retirement Survivor’s Benefit” shall mean the pre-retirement survivor’s benefit amount specified in the Benefit Schedule.
1.13    Company Retirement Plan - “Company Retirement Plan” means only the qualified retirement plan for which all employees of Company employed at a rate of at least 1,000 hours of service per year as defined by the Company Retirement Plan, are eligible.
1.14    Stated Deferral - “Stated Deferral” shall mean the amount of Compensation the Participant agrees to defer in the Deferral Election Form.
l.15    Termination of Employment - “Termination of Employment” shall mean the Participant having ceased to be employed by the Company for any reason whatsoever, voluntarily or involuntarily, excluding Cessation of Employment for Good Reason within three (3) years after a Change of Control (as those terms are defined in Sections 1.17 and 1.18), termination of employment by reason of death or Disability or termination of employment by reason of a Reduction In Force (as defined in Section 1.19) by the Company. A leave of absence granted by the Administrative Committee in accordance with uniform rules applied in a nondiscriminatory manner shall not constitute Termination of Employment. In addition, for purposes of this Agreement, a Termination of Employment shall be deemed to have occurred upon the Participant attaining sixty-five (65) years of age, which Termination of Employment shall be considered for all purposes under this Agreement to have occurred on or after the Participant’s Retirement Date.
1.16    Time of Deferral - “Time of Deferral” shall mean, with respect to each deferral, the date on which the Participant’s Compensation is reduced by the deferral as provided in Section 3.1.
1.17    Change of Control - A “Change of Control” shall mean a business combination as defined in the Eighth Article of the Company’s Amended and Restated Articles of Incorporation approved by the Company’s shareholders at the 1987 Annual Meeting of the Company’s shareholders, or if subsequent to such approval, the Articles of Incorporation are amended to delete or change the Eighth Article then, as defined in Exhibit “A” attached hereto and made a part hereof. In addition, for purposes of this Agreement a Change of Control shall be deemed to have occurred if (1) in any merger, consolidation or corporate reorganization the owners of the capital stock entitled to vote in the election of directors of the Company prior to said combination own less than seventy-five percent (75%) of the resulting entity’s voting stock, or (2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of any successor organization.
1.18    Cessation of Employment for Good Reason - “Cessation of Employment for Good Reason” shall mean the termination of the employment of the Participant with the Company for any reason within three (3) years after a Change of Control, other than a termination of the Participant for Cause (as defined below) or the voluntary resignation by the Participant for other than Good Reason (a voluntary resignation by the Participant for Good Reason shall constitute a “Cessation of Employment for Good Reason”).
The term “Cause” means gross misconduct or willful and material breach of the Participant’s duties as an employee of the Company.
The term “Good Reason” shall mean the occurrence without the Participant’s express written consent of:
a.    Except in connection with the termination of the Participant’s employment for Cause or because of the death, disability, normal retirement or early retirement by the Participant:

(i)    the assignment to the Participant of any duties inconsistent with the Participant’s duties, responsibilities and status with the Company immediately prior to a Change of Control.
(ii)     a change in the Participant’s reporting responsibilities, titles or offices in effect immediately prior to a Change of Control or any removal of the Participant from or any failure to re-elect the Participant to any of such positions.
b.    A reduction in the Participant’s annual salary in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter.
c.    The Company requiring, through a change of the Participant’s principal office, that the Participant be based anywhere other than the metropolitan area in which the Participant was based immediately preceding the Change of Control, except for required travel or business to an extent substantially consistent with the business travel obligation of the Participant immediately preceding the Change of Control.
d.    The failure by the Company to include the Participant in any benefit or compensation plan or arrangement in which the Participant was a participant immediately preceding the Change of Control (unless such plans are terminated for all Participants) or the failure to include the Participant in any subsequent compensation or benefit program initiated for the benefit of other Participants.
e.    As a result of the Change of Control of the Company and the change in circumstances thereafter significantly affecting the Participant’s position, the Participant is unable to exercise the authorities, powers, functions or duties attached to his position immediately preceding the Change of Control.
1.19    Reduction In Force - A “Reduction In Force” (RIF) shall mean the termination of the Participant’s employment by the Company, which termination of employment is designated by the Company, in its sole discretion, as a RIF.
1.20    Option For Payment Of Benefits - “Option For Payment Of Benefits” shall mean the option the Participant shall have to elect to receive his Normal Benefit, as specified in the Participant’s Benefit Schedule, upon Termination of Employment on the Participant’s Retirement Date or at age 65, either in a lump sum amount or in monthly payments over sixty (60), one hundred twenty (120), or one hundred eighty (180) months. The Participant shall have the right each year to select a different Option For Payment Of Benefits for Actual Deferrals to be made during the following Deferral Period as set forth in Section 3.7 below. The Participant shall not have the right to change or modify an Option For Payment Of Benefits for amounts previously deferred pursuant to prior Options For Payment Of Benefits. All Actual Deferrals made prior to July 1, 1990 shall be payable based upon the Participant’s Normal Benefit in monthly payments over one hundred eighty (180) months commencing at age 65.
2.    Eligibility. In addition to any other requirements established by the Company, eligibility is dependent on selection by the Administrative Committee of an individual as being eligible to become a Participant under this Agreement, the execution by the individual of a Deferral Election Form electing a Stated Deferral in a form acceptable to the Administrative Committee and subject to the limits set forth in this Agreement, and the acceptance by the insurance company chosen by the Company to minimize the risk of the program by insurance funding (a Participant in poor health may be eligible and acceptable only if the Participant agrees to a lower Benefit Schedule than provided in the Plan Description of the Key Employee Deferred Compensation Plan); provided however, the Participant’s eligibility hereunder shall terminate upon the Participant reaching age sixty-five (65).
3.    Participant Compensation Deferral and Change of Payment Option.
3.1    Initial Deferral and Reduction of Compensation - Participants under the Agreement in effect prior to this Amended and Restated Agreement shall have the right to terminate or change a Stated Deferral pursuant to Section 3.5 or 3.6. A new Participant shall, within thirty (30) days after becoming a Participant under this Agreement, elect to defer a portion of his Compensation earned and payable during the Deferral Period following the date of such election by executing a Deferral Election Form.
3.2    Procedure for Deferral - The Participant shall make the election provided for in Sections 3.1 and 3.6 by executing a Deferral Election Form which shall set forth the Participant’s Stated Deferral. The Stated Deferral shall be subtracted from the Compensation otherwise payable to the Participant and deferred under this Agreement. Compensation deferred under this Agreement shall not be considered earnings in the determination of the Participant’s entitlement under the Company’s Retirement Plan.
3.3    Limits on Amounts of Each Stated Deferral - Each election of a Stated Deferral shall be in increments of $500 beginning at no less than $2,000, and shall be only with respect to compensation that may become due beginning in a twelve month period following the election of the Stated Deferral as set forth in this Section 3, except that no deferrals shall be made by any Participant after age 65.
3.4    Irrevocable Stated Deferrals - The Actual Deferrals shall be irrevocably deferred and will not be distributed until such time as they are paid to the Participant pursuant to the Benefit Schedule or upon Termination of Employment as provided herein.
3.5    Termination of an Election of a Stated Deferral - The election of a Stated Deferral may be terminated by written notice to the Company during the period set forth in Section 3.6 below. Such termination shall not affect the Actual Deferrals which shall remain irrevocably deferred until distribution pursuant to the Participant’s Benefit Schedule or upon Termination of Employment as provided herein or as set forth in this Agreement. Any termination of a Stated Deferral will cause the Benefit Schedule to be modified to reflect a reduction of the Actual Deferrals. An election of a Stated Deferral shall remain in effect until terminated during the period set forth in Section 3.6.
3.6    Change of Stated Deferral - The Participant shall have the opportunity to change the Participant’s Stated Deferral each year by executing a new Deferral Election Form during the period from June 1 through the last business day of the Company for that month (the last business day shall be the last day that the executive offices of the Company are open for normal business operations). Any such change in the Participant’s Stated Deferral shall apply to his Compensation earned and payable during the Deferral Period following the date of the new Deferral Election Form. An election of a Stated Deferral shall remain in effect until the Participant executes a new Deferral Election Form as set out in this Section 3.6.
3.7    Change of Option For Payment Of Benefits - The Participant shall have the option each year during the period from June 1 through the last business day of the Company for that month (the last business day shall be the last day that the executive offices of the Company are open for normal business operations), to change his Option For Payment Of Benefits as to Stated Deferrals to be deferred in the future Deferral Periods. The Option For Payment Of Benefits shall remain in effect until the Participant executes a new Option For Payment Of Benefits Form as set out in this Section 3.7.
Any change by the Participant in the Option For Payment Of Benefits shall cause a change in the Normal Benefit as set forth in the Benefit Schedule for the Participant in order to reflect the option selected by the Participant. An option once selected shall be binding on the Participant, his heirs, assigns, successors, executor or beneficiaries unless and until changed by the Participant, as permitted under this Section. In default of the Participant selecting any option permitted under this Section, the benefits shall be payable over a one hundred eighty (180) month period commencing upon the date the Participant attains age 65.
4.    Payment of Benefits.
4.1    Benefits Upon Retirement - Upon the Participant’s Termination of Employment on or after the Retirement Date, the Company shall pay to him the Normal Benefit based upon the Benefit Schedule and the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement. Any lump sum payment shall be made within sixty (60) days following the Participant’s Termination of Employment on his Retirement Date (for purposes of this Section 4.1, the Participant shall be deemed to have a Termination of Employment on his Retirement Date if the Participant retires prior to the end of the month in which his Retirement Date occurs), or, if selected in the Participant’s Option For Payment Of Benefits Form, within sixty (60) days after the Participant reaches age 65. The monthly payments, if payments are to be made on a monthly basis, shall commence on the first day of the month coincident with or next following the Participant’s Termination of Employment on his Retirement Date, or, if selected in the Participant’s Option For Payment Of Benefits Form, within sixty (60) days after the Participant reaches age 65, and continuing on the first day of each month thereafter based on the Benefit Schedule and various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement.
4.2    Benefits Upon Other Terminations of Employment -
a.    Termination of Employment Prior to Eligible Early Retirement - Upon the Participant’s Termination of Employment prior to the Retirement Date and prior to eligibility for early retirement under the Company’s Retirement Plan, the Company shall pay to the Participant the Actual Deferrals, together with interest compounded annually on such amounts at the rate of five percent (5%) from the Time of Deferral to the date of actual payment. The Company shall pay such benefits in a lump sum within sixty (60) days after the date of Termination of Employment.

b.    Termination of Employment Pursuant to Eligible Early Retirement - Upon the Participant’s Termination of Employment prior to the Retirement Date, but pursuant to the early retirement requirements of the Company’s Retirement Plan, the Company shall pay to the Participant the Actual Deferrals, together with interest compounded annually on such amounts at a rate of eleven percent (11%) pursuant to the Participant’s Benefit Schedule. The Company shall pay such benefits based on the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement. Payments shall commence on the first day of the month coincident with or next following the Participant’s Retirement Date or, if selected in the Participant’s Option For Payment Of Benefits Form, within sixty (60) days after the Participant reaches age 65.
4.3    Termination of Employment for Disability - Upon the Participant’s termination of employment caused by the Participant’s Disability prior to the Retirement Date, and whether or not eligible for early retirement in accordance with the Company’s Retirement Plan, the Company shall pay to the Participant the Actual Deferrals, together with interest compounded on such amounts at eleven percent (11%) pursuant to the Participant’s Benefit Schedule. The Company shall pay such benefits based on the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement.
4.4    Termination of Employment by Death - Survivorship Benefits -
a.    Prior to Commencement of Benefit Payments and Prior to the Participant’s Retirement Date - If the Participant’s termination of employment is due to death prior to the commencement of the benefit payments (date of actual payment by the Company of at least one (1) benefit payment) under this Agreement and prior to the Participant’s Retirement Date, the Company shall pay to the Participant’s beneficiary the Pre-Retirement Survivor’s Benefit specified in the Benefit Schedule based on the various Options For Payment Of Benefits selected by the Participant during his participation under the Agreement. Monthly installments shall commence on the first day of the month coincident with or next following the date the Administrative Committee receives appropriate notice and proof of the Participant’s death. Any lump sum payment shall be made within sixty (60) days after the date the Administrative Committee receives such notice and proof of death. Payment of the Pre-Retirement Survivor’s Benefit shall relieve the Company of the obligation to pay any benefits under this Agreement which the Participant would otherwise have received.
b.    Prior to Commencement of Benefit Payments and After the Participant’s Retirement Date - Upon the death of the Participant after Termination of Employment and on or after his Retirement Date, but prior to the commencement of the benefit payments under this Agreement, the Company shall pay to the Participant’s beneficiary the Normal Benefit based upon the Benefit Schedule and the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement. Monthly installments shall commence on the first day of the month coincident with or next following the date the Administrative Committee receives appropriate notice and proof of the Participant’s death. Any lump sum payment shall be made within sixty (60) days after the date the Administrative Committee receives such notice and proof of death.
c.    After Commencement of Benefits - If the Participant should die after benefit payments have commenced, but prior to receiving all of the scheduled payments, the Company shall pay the remaining monthly payments due to the Participant based on the terms of this Agreement and the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement to the Participant’s beneficiary.
4.5     Recipients of Payments: Designation of Beneficiary - All payments to be made by the Company shall be made to the Participant, if living. In the event of the Participant’s death prior to the receipt of all benefit payments that he is entitled to under this Agreement, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant. In the event a beneficiary dies before receiving all the payments due to such beneficiary, the remaining payments shall be paid to the legal representatives of the beneficiary’s estate. The Participant shall designate a beneficiary by filing a written notice of such designation with the Administrative Committee in such form as the Administrative Committee may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. Unless otherwise provided in the beneficiary designation, the Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary, prior to the death of Participant, or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If no designation shall be in effect at the time when any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant’s children and their issue per stirpes or, if none, the legal representatives of the Participant’s estate.

In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee and the Company from all liability with respect to such benefits.
4.6    Benefit Upon Cessation of Employment for Good Reason After a Change of Control or a Termination of Employment Designated as a RIF by the Company -
a.    Cessation of Employment for Good Reason After a Change of Control -
(i)    Upon the Participant’s Cessation of Employment for Good Reason within three (3) years after a Change of Control, as those terms are defined in Sections 1.17 and 1.18, and prior to the Participant’s Retirement Date, the Company shall pay to the Participant the Actual Deferrals, together with interest compounded annually on such amounts at a rate of eleven percent (11%) to the date of the Participant’s Cessation of Employment. The Company shall pay such benefits in a lump sum within ninety (90) days following the Participant’s Cessation of Employment.
(ii)    Upon the Participant’s Cessation of Employment for Good Reason within three (3) years after a Change of Control, as those terms are defined in Sections 1.17 and 1.18, and after the Participant’s Retirement Date, the Company shall pay to the Participant his Normal Benefit (Actual Deferrals, together with interest compounded annually on such amounts at a rate of at least eleven percent (11%)) based upon the Participant’s Benefit Schedule. The Company shall pay such benefits based on the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement.
b.    Termination of Employment Designated as a RIF by the Company -
(i)    Upon the Participant’s termination of employment that is designated as a RIF by the Company and prior to the Participant’s Retirement Date, the Company shall pay to the Participant the Actual Deferrals, together with interest compounded annually on such amounts at a rate of eleven percent (11%) to date of Participant’s termination of employment. The Company shall pay such benefits in a lump sum within ninety (90) days following the Participant’s termination of employment that is designated as a RIF by the Company.
(ii)    Upon the Participant’s termination of employment that is designated as a RIF by the Company after the Participant’s Retirement Date, the Company shall pay to the Participant his Normal Benefit (Actual Deferrals, together with interest compounded annually on such amounts at a rate of at least eleven percent (11%)) based upon the Participant’s Benefit Schedule. The Company shall pay such benefits based on the various Options For Payment Of Benefits selected by the Participant during his participation under this Agreement.
4.7    Payment of Actual Deferrals Made Prior to July l, 1990 - Notwithstanding anything in this Agreement to the contrary, all Actual Deferrals made prior to July 1, 1990, shall be payable based upon the Participant’s Normal Benefit in monthly payments over one hundred eighty (180) months commencing at age 65.
5.    Administration and Interpretation of this Agreement. Interpretation by the Administrative Committee shall be final and binding upon the Participant. The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration of this Agreement.
6.    Claims Procedure. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Agreement for any reason, he may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee’s decision shall be in writing sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:
a.    the specific reasons for the denial;
b.    specific reference to pertinent provisions of this Agreement on which the denial is based; and

c.    if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.
7.    Review Procedure.
A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within sixty (60) days of mailing of notice of the denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.
The review shall be conducted by the Administrative Committee, which shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within ninety (90) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the Administrative Committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the Administrative Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.
8.    Life Insurance and Funding.
The Company shall apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.
The rights of the Participant, or his beneficiary, or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.
9.    Assignment, Transfer, Pledge, or Alienation of Benefits. Neither the Participant nor any beneficiary under this Agreement shall have any right to assign, transfer, sell, pledge, encumber, alienate, or change the right to receive any benefits hereunder, and in the event of any attempt to do so, the Company shall have no further liability hereunder.
10.    Employment Not Guaranteed by Plan. Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant the right to be retained as an employee of the Company for any period.
11.    Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.
12.    Amendment and Termination. Except as set forth in this section, the Board of Directors of the Company may at any time amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit payable to the Participant or any beneficiary receiving benefit payments at the time this Agreement is amended or terminated. Provided, further, that this Agreement may be amended or terminated only if all other similar agreements with the other Participants of the Company also are amended or terminated in the same manner and at the same time.
If this Agreement is terminated (and provided all other similar agreements with other Participants are terminated) and the Participant is not then receiving any benefit payments and provided further that the termination of this Agreement is not within three (3) years following a Change of Control, the Company shall pay to the Participant an amount equal to the Participant’s Actual Deferrals together with interest compounded annually on such amounts at a rate of not less than five percent (5%) from Time of Deferral to the time of actual payment, in a lump sum within sixty (60) days of such termination.
In the event this Agreement is terminated and the Participant is not then receiving any benefit payments and the termination of the Agreement is within three (3) years following a Change of Control, the Company shall pay to the Participant an amount equal to the Participant’s Actual Deferrals together with interest compounded annually on such amounts at a rate of eleven percent (11%) from Time of Deferral to the time of actual payment, in a lump sum within sixty (60) days of such termination.
The Company may assign to the Participant ownership of the life insurance contract the Company may have on the life of the Participant, in which event the payment under this section may be reduced, at the Company’s election, by the cash surrender value of such policy.

13.    Suicide. If the Participant commits suicide within two years after becoming a Participant under this Agreement, the Company’s only obligation under this Agreement (even if the Participant’s death by suicide occurs after the Retirement Date) shall be to pay to the Participant’s beneficiary the Actual Deferrals together with interest compounded annually at a rate of five percent (5%) from the Time of Deferral to the date of the Participant’s death.
14.    Misrepresentations. The Participant warrants that all information supplied to the Company in becoming a Participant is accurate and complete. In the event the Participant makes or has made any material misrepresentation or omission in such information, the Company’s sole obligation under this Agreement shall be to pay the Participant or his beneficiary an amount equal to the Actual Deferrals together with interest compounded annually at a rate of five percent (5%) from the Time of Deferral to the date of payment.
15.    Tax Consequences. The Participant has been advised by the Company to consult the Participant’s own tax advisor concerning the income and estate tax consequences of deferring Compensation and receiving benefits under this Agreement, and the Company makes no representations or warranties in that respect.
16.    Construction. The Plan shall be construed according to the laws of the State of Iowa.
17.    Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by the Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company’s offices at P.O. Box 351, Cedar Rapids, Iowa, 52406.
18.    Captions. The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.
19.    Severability. The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.
20.    Binding Agreement. The provisions of this Agreement shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

IN WITNESS WHEREOF, the Board of Directors of the Company has adopted this Amended and Restated Agreement and such Amended and Restated Agreement shall supersede and replace the Original Agreement effective as of the day and year first above written.
IE INDUSTRIES INC.
By: /s/ Lee Liu